Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cascade Microtech, Inc.:

We consent to the use of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2009, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

/s/ KPMG

Portland, Oregon

August 9, 2010